UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	May 10, 2013
Date of earliest event reported:	May 8, 2013
Commission File No. 0-10587
FULTON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
P.O. Box 4887, One Penn Square Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: 717-291-2411
Former name or former address, if changed since last Report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐  Written communications pursuant to Rule 425 under the Securities Act
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     ☐  Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 10, 2013, Fulton Financial Corporation (“Fulton”) issued a press release, which is attached as Exhibit 99.1 to this current report on Form 8-K and incorporated herein by reference, to announce the promotion Michael J. DePorter, to the position of Senior Vice President, Controller and Chief Accounting Officer. Mr. DePorter of York, Pennsylvania, age 44, has been with Fulton since 1995 and most recently served as Fulton's Senior Vice President and Assistant Corporate Controller. Prior to joining Fulton, Mr. DePorter was an audit manager at KPMG in Baltimore, Maryland. Mr. DePorter is a Certified Public Accountant and will serve as Fulton's Principal Accounting Officer. Charles J. Nugent who was previously designated as Fulton's Principal Accounting Officer will continue to serve as Fulton's Senior Executive Vice President and Chief Financial Officer now that Mr. DePorter has assumed the position of Principal Accounting Officer effective May 8, 2013.
There are no related party transactions between Fulton and Mr. DePorter. There were no arrangements or understandings between Mr. DePorter and any other person pursuant to which he was appointed as Fulton's Principal Accounting Officer. Mr. DePorter is not related to any director or executive officer of Fulton and does not have an employment agreement with Fulton. He will be eligible to receive an annual cash bonus in accordance with Fulton's Variable Compensation Plan, awards pursuant to Fulton's Amended and Restated Equity and Cash Incentive Compensation Plan, and receive other benefits on the same basis as similarly situated executives.
Item 9.01 - Financial Statements and Exhibits
(d)    Exhibits.

Exhibit No.	Description
99.1	Fulton press release dated May 10, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2013	FULTON FINANCIAL CORPORATION
By: /s/ Philmer H. Rohrbaugh
Philmer H. Rohrbaugh
Senior Executive Vice President
and Chief Risk Officer